LGI HOMES, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT
FOR
[INSERT EXECUTIVE NAME]

The Board of Directors (the "Board") of LGI Homes, Inc. a Delaware corporation (the "Company") recognizes that a Change in Control of the Company could arise during your employment, and that the uncertainty and questions which could arise among management may result in the departure or distraction of management employees, all to the detriment of the Company. As a result, the Board has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of certain members of the Company’s management, including you, to their assigned duties without distraction in the face of circumstances arising from a possible Change in Control. To that end, and in order to induce you to remain in the employ of the Company and in consideration of your continued service to the Company, the Company agrees that you shall receive certain payments and benefits in the event of your termination of employment as set forth in this Change in Control Severance Agreement (this "Agreement").

1.Definitions.

(a)    "Accrued Rights" means (i) any unpaid annual base salary accrued through the Date of Termination, (ii) any accrued but unpaid vacation pay, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and (iv) any previously unreimbursed business expenses incurred by you on behalf of the Company.

(b)    "Annual Base Salary" means your annual base salary at the rate in effect immediately before a Qualifying Termination or, if greater, in effect immediately prior to a Change in Control.

(c)    "Cause" means a termination of your employment because of: (1) any act or omission that constitutes a material breach by you of any of your obligations under this Agreement; (2) your conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) your engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates; (4) your material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (5) your repeated refusal to follow the lawful and reasonable directions of the Board or your superior; or (6) any other willful misconduct by you which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 1(c) to the contrary, no event or condition described in Sections 1(c)(1), (3), (4), (5) or (6) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides you written notice of its intention to terminate your

DMS 353880857v4

employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by you within 20 days of your receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, you have not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates your employment with the Company immediately following expiration of such 20-day period. For purposes of this Section 1(c), any attempt by you to correct a stated Cause shall not be deemed an admission by you that the Board’s assertion of Cause is valid.

(d)    "Change in Control" means, except as otherwise provided in an agreement executed by you and the Company, the occurrence of any of the following events:

(i)    any Person becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;

(ii)    the sale or disposition by the Company of all or substantially all of the Company's assets other than (A) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders;

(iii)    a change in the composition of the Board occurring within a one-year period as a result of which fewer than a majority of the directors are Incumbent Directors. For this purpose, the term "Incumbent Directors" means directors who either (A) are Directors as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)    a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e)    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

DMS 353880857v4

(f)    "Date of Termination" means the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given).

(g)    "Effective Date" means [●], 2025.

(h)    "Good Reason" means any of the following: (1) a material diminution in your Annual Base Salary or a failure by the Company to pay material compensation due and payable to you in connection with your employment; (2) a material diminution in the nature or scope of your authority, duties, responsibilities, or title from those applicable to you as of the Effective Date; (3) a failure by the Company to continue in effect compensation or benefit plans in which you participate, which in the aggregate provide you compensation and benefits materially less than what you were receiving immediately prior to consummation of the Change in Control; (4) the Company requiring your office nearest to your principal residence to be located at a different place which is more than thirty-five (35) miles from where such office is located as of the Effective Date; (5) the failure of the Company to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform this Agreement; or (6) a material breach by the Company of any term or provision of this Agreement.  Notwithstanding anything in this Section 1(h) to the contrary, no event or condition described in this Section shall constitute Good Reason unless, (x) within 90 days from you first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, you provide the Board written notice of you intention to terminate your employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 20 days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Board has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) you terminate your employment with the Company immediately following expiration of such 20-day period. For purposes of this Section 1(h), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that your assertion of Good Reason is valid.

(i)    "Notice of Termination" means a written notice as provided in Section 11, below.

(j)    "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(k)    "Plan" means the LGI Homes, Inc. 2013 Equity Incentive Plan, as amended and restated May 4, 2017.

(l)     "Qualifying Termination" means your employment with the Company is terminated by you for Good Reason or by the Company without Cause within the 365-day period immediately preceding a Change in Control, on the Change in Control or within the 730-day period immediately following a Change in Control (the foregoing being, the "Protection

DMS 353880857v4

Period"). In no event will the termination of your employment with the Company as a result of any of the following circumstances result in a Qualifying Termination: (i) your death, (ii) your disability (as defined in a disability insurance policy sponsored by the Company, irrespective of whether you are covered by such policy), (iii) a termination by the Company of your employment for Cause, (iv) a resignation by you without Good Reason, (v) a termination of your employment by you for Good Reason outside of the Protection Period, or (vi) a termination of your employment by the Company without Cause outside of the Protection Period.

(m)    "Severance Benefits" means the payments and benefits payable to you on a Qualifying Termination pursuant to Section 2 of this Agreement.

(n)     "Waiver and Release" means the Waiver and Release Agreement (substantially in the form attached hereto as Exhibit A) that is presented to, and signed by, you in conjunction with your termination of employment with the Company. The timely execution of the Waiver and Release is a condition precedent to the payment of the Severance Benefits under this Agreement.
2.Severance Benefits.

(a)Following a Qualifying Termination, you shall be provided the following benefits:

(i)    Accrued Rights. The Company shall pay you, not later than the [fifth (5th)] day following the Date of Termination, your Accrued Rights.

(ii)    Accelerated Vesting of Equity and Cash-Based Awards. The vesting and timing of payouts of your outstanding equity awards and cash-based long-term incentive awards granted under the Plan, if any, shall be determined solely in accordance with the terms and conditions of the Plan and the applicable award agreements. Stated another way, this Agreement shall not govern such awards.

(iii)    COBRA Continuation Coverage. The Company shall pay you an amount equal to [two] times the annual amount of premiums required to be paid in order to cover you and your family under the Company's health plan as of the date of the Qualifying Termination.

(iv)    Severance Payment. If you timely execute the Waiver and Release within the Consideration Period (as defined within the Waiver and Release) and you do not revoke your signature within the seven (7) day Revocation Period (as defined within the Waiver and Release), then within the fifteen (15) day period immediately following the lapse of such Revocation Period the Company shall pay you the following in the form of a lump sum payment: (i) your Annual Base Salary multiplied by [__]; plus (ii) the higher of your target annual cash incentive payment for the year in which the Qualifying Termination occurs or such prior year’s actual annual incentive payment, multiplied by [__]; plus (iii) any prior year annual cash incentive that is owed to you but has not yet been paid (applicable to the situation where a

DMS 353880857v4

Qualifying Termination occurs when the prior fiscal year has ended but the annual bonus relating to such prior fiscal year has not yet been paid), and if not calculable, then such prior unpaid annual cash incentive shall be paid at target. [To Be Added for Eric Lipar’s Agreement: Notwithstanding anything in this Agreement or any other agreement to the contrary, it is intended that you shall receive the cash severance payments under this Agreement or the cash severance payments under your employment agreement, whichever is greater, provided, however, that you shall not receive both benefits.]

(b)    No Payments under this Agreement if No Qualifying Termination. If your employment with the Company is terminated for any reason other than a Qualifying Termination, you shall only be entitled to your Accrued Rights. You shall receive any payment required to be paid under this Section 2(b) on your Date of Termination or the payroll payment date that immediately follows. Thereafter, the Company shall have no further obligation to you under this Agreement.

3.Application of Sections 280G and 4999 of the Code. Notwithstanding anything in this Agreement to the contrary, if you are a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which you have the right to receive from the Company or any other Person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by you from the Company and/or such Person(s) will be $1.00 less than three (3) times your "base amount" (as defined in Section 280G(b)(3) of the Code), for the purpose that no portion of such amounts and benefits received by you will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). Additionally:

(a)The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(b)The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is mutually selected for this purpose by both you and the Company (such firm being, the "280G Firm"), with such selection to occur prior to taking steps to implement a transaction giving rise to the payment of any "parachute payments." In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm may retain the services of an independent valuation expert.

DMS 353880857v4

(c)Nothing in this section will require the Company to be responsible for, or have any liability or obligation with respect to, your excise tax liabilities under Section 4999 of the Code.

(d)Any determination required under this section will be made by the Company in its reasonable discretion and the Company’s determination will be final and binding on you; provided, however, that the Company shall pursue all available mitigation efforts.

4.Section 409A. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code ("Section 409A"). To that end, this Agreement must at all times be interpreted in a manner that is consistent with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, the Board has the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as they determine are minimally necessary for this Agreement to comply with Section 409A. Any payment following a "separation from service" (as defined in Treasury Regulation Section 1.409A-1(h)) that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) will be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A; with such first payment to include a catch-up payment of all payments that would have been paid but for the foregoing portions of this sentence. Each payment that a Participant may receive under this Agreement will be treated as a "separate payment" for purposes of Section 409A.
5.Term. This Agreement shall commence on the Effective Date and shall continue in accordance with its terms/until the third (3rd) anniversary of the Effective Date.

6.Successors; Binding Agreement.

(a)    Successors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree, by an agreement in form and substance satisfactory to you, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)    Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die following your Date of Termination while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

DMS 353880857v4

7.    Relationship to Other Agreements. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated or referenced herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

8.    Nature of Payments. All payments to you under this Agreement shall be considered either payments in consideration of your continued service to the Company or severance payments in consideration of your past service to the Company.

9.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.    Countermarks. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.    Notice. Any purported Qualifying Termination by the Company or by you shall be communicated to the other party by a Notice of Termination. A Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:        LGI Homes, Inc.
                1450 Lake Robbins Drive, Suite 430
                The Woodlands, Texas 77380
                Att: Chair, Compensation Committee

With a Copy to:    Hunton Andrews Kurth LLP
500 West 5th Street, Suite 1350
Austin, Texas 78701
Attn: Anthony Eppert (AnthonyEppert@Hunton.com)

If to the Executive:    [●]

DMS 353880857v4

12.    Amendment. The Company reserves the right to amend or terminate this Agreement at any time by providing at least thirty (30) days advance written notice to you; provided however, that the foregoing applies only if such amendment or termination does not reduce or diminish any of your rights under this Agreement, and if such amendment or termination does or would diminish your rights under this Agreement, then such amendment or termination requires your advance written consent.

13.    Survival. This Agreement shall terminate as provided herein, except that, to the extent the context requires, the provisions intended to survive the termination of this Agreement shall survive.

14.    Governing Law; Venue and Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. You and the Company hereby agree that any suit, action or proceeding arising out of or related to this Agreement shall be brought in any state court in Montgomery County, Texas or the federal district court for the Southern District of Texas, and that you and the Company shall submit to such venue. Additionally:

(a)Attorney Fees and Prevailing Party. If there is any suit, action, or proceeding alleging a breach of this Agreement, then the Company shall provide you with advancement of legal fees and expenses associated with your court costs and attorneys’ fees; provided, however, that the prevailing party in any such suit, action, or proceeding, on trial or appeal, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such suit, action, or proceeding.  If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the court on a claim-by-claim basis and the court, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.
(b)Guiding Principles. The following guiding principles shall be applied by a court in any determination of a prevailing party: (y) the intent of the parties is to avoid any suit, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; and (z) none of the parties will bring any suit, action, or proceeding or claim (including cross-claims) arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such suit, action, proceeding or claim (including cross-claims).
(c)Appeals. In any appeal from the award or denial of attorneys’ fees, the judge reviewing the award may not modify the decision of the court making or denying an award, or the decision of the court as to the amount of the award, except upon a finding of an abuse of discretion.

DMS 353880857v4

[SIGNATURES ON NEXT PAGE]

DMS 353880857v4

IN WITNESS WHEREOF, the parties hereto have duly executed this Change in Control Severance Agreement effective as of the Effective Date.

LGI HOMES, INC.                        EXECUTIVE

By:
                                Signature
Its:
                                Print Name:
Dated:
                                Dated:

[SIGNATURE PAGE TO LGI HOMES, INC. CHANGE IN CONTROL SEVERANCE AGREEMENT]
DMS 353880857v4

EXHIBIT A
LGI HOMES, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT

Waiver and Release

[Attach a copy]

DMS 353880857v4